For Immediate Release	EXHIBIT 99.1

WSI Industries Updates Plant Expansion &

Announces Earnings Release Date

September 25, 2012—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) announced today that they had broken ground on their plant expansion. In a ceremony attended by city and civic leaders as well as all WSI employees, the Company broke ground on a 47,000 square foot expansion that will double the size of their manufacturing facility. Benjamin Rashleger, president and chief executive officer, commented: “We are pleased to announce that our building addition is underway. Anyone who visits our facility understands that we are currently cramped for space and that we need to expand to not only better serve our existing customers but also to set the stage for new business growth. We view the new addition as an excellent market advantage as it will allow us to approach prospective customers with larger outsourcing needs with a readily available site. When we combine the facility with the financial capability to quickly add new equipment, we expect to have a competitive edge in obtaining new business.” Rashleger concluded: “We anticipate having walls and a roof in place before the Minnesota winter sets in and are planning on being able to utilize the new space early in calendar year 2013.” The Company expects the addition to cost approximately $3.5 million. Funding for the expansion will be from available cash and debt and the company believes the construction process should have minimal impact on their current manufacturing processes.

The Company also announced that it expects to release fiscal 2012 fourth quarter and full year earnings after market close on October 17, 2012.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

#    #     #

For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.